EXHIBIT 99

ValueVision Media Announces Stock Buyback Program

MINNEAPOLIS, MN—(PR NEWSWIRE)—August 28, 2006—ValueVision Media, Inc. (Nasdaq:VVTV) today announced its Board of Directors has authorized a $10 million stock buyback program.

The program permits the Company to buy back up to $10 million of common stock over the next 12 months. The timing and amount of any repurchase will be determined by Company management based on its evaluation of market conditions and other factors. The buyback will be funded through existing cash balances.

“This buyback program reflects our belief in the strong prospects for our business.” said William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc. “ValueVision will have the opportunity to repurchase shares at attractive prices while also preserving a substantial cash reserve to fund future investments in our rapidly growing business.”

About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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SOURCE: ValueVision Media, Inc.
CONTACT: Investor Relations, Frank Elsenbast, Senior Vice President and Chief Financial Officer, 952-943-6516 or Amy Kahlow, Director of Communications, 952-943-6717.